Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Tuesday, March 15, 2016

CLAYTON WILLIAMS ENERGY ANNOUNCES FUNDING OF $350 MILLION

TERM LOAN FROM FUNDS MANAGED BY ARES MANAGEMENT

Midland, Texas, March 15, 2016 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the “Company”) (NYSE:CWEI) announced today that it has closed its previously announced term loan transaction with funds managed by Ares Management, L.P. (NYSE: ARES) (“Ares”).  Aggregate cash proceeds from the transaction of approximately $340 million, net of transaction costs, were used to fully repay the Company’s outstanding indebtedness under its revolving credit facility of $160 million, plus accrued interest and fees, and added approximately $180 million of cash to the Company’s balance sheet to provide additional liquidity to fund its operations and future development.

Upon closing of this transaction, the Company issued term loans to Ares in the principal amount of $350 million, net of original issue discount of $16.8 million, for cash proceeds of $333.2 million.  Concurrently, the Company issued warrants to purchase 2.25 million shares of its common stock at a price of $22.00 per share to Ares for cash proceeds equal to the original issue discount from the issuance on the loans.  The warrants represent 18.5% of the Company’s currently outstanding shares of common stock, or approximately 15.6% of its common shares on an as-converted basis.

In connection with the issuance of the warrants, the Company designated and issued to the initial warrant holders 3,500 shares of Special Voting Preferred Stock, $0.10 par value per share, granting them the right to elect two members of the Company’s board of directors.

Upon closing of this transaction and the repayment of all outstanding indebtedness on the Company’s existing revolving credit facility, the facility was amended to reduce aggregate lender commitments from $450 million to $100 million and to ease financial covenants, among other changes.

Additional details regarding the closing of this transaction will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The Company also announced that it will file a Form 12b-25 Notification of Late Filing with the SEC to extend the deadline for filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  The closing of the term loan financing and related transactions significantly affects the disclosures that the Company will be required to make in the 2015 Form 10-K and additional time is required for the Company to comply with these disclosure requirements.  The Company expects to file the 2015 Form 10-K on or before March 30.

MORE . . .

Goldman Sachs served as sole arranger and bookrunner, and Stephens Inc. advised Ares.  Vinson & Elkins LLP served as legal advisor to the Company, and Kirkland & Ellis LLP served as legal advisor to Ares.

About Clayton Williams Energy, Inc.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

About Ares

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of December 31, 2015 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole.  For more information, visit www.aresmgmt.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Michael L. Pollard
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com